Filed Pursuant to Rule 433

Registration Number 333-190160

€1,000,000,000 1.250% Notes Due May 26, 2023
International Business Machines Corporation
November 19, 2014
Pricing Term Sheet

Issuer	International Business Machines Corporation
Issuer Ratings*	Aa3/AA-/A+ (Moody’s/S&P/Fitch)
Format	SEC Registered
Form	Registered Form
Trade Date	November 19, 2014
Settlement Date	November 26, 2014 (T+5)
Listing	Application will be made to list the Notes on the New York Stock Exchange
Bookrunners	Barclays Bank PLC, Credit Suisse Securities (Europe) Limited, Deutsche Bank AG, London Branch and The Royal Bank of Scotland plc
Co-Managers	Banco Santander, S.A. and Banca IMI S.p.A.
Size	€1,000,000,000
Maturity	May 26, 2023
Interest Payment Date	May 26 of each year
First Payment Date	May 26, 2015
Benchmark Bund	DBR 1.500% due May 15, 2023
Benchmark Bund Yield	0.639%
Spread to Benchmark Bund	+63.9 bps
Mid Swaps Yield	0.878%
Spread to Mid Swaps	+40 bps
Yield to Maturity	1.278%
Coupon	1.250% (payable annually)
Make-Whole Call
Reference Bund	DBR 1.500% due May 15, 2023
Spread to Reference Bund	+10 bps
Price to Public	99.778%
Underwriting Discount	0.325%
Price to Issuer	99.453%
Day Count	Actual / Actual (ICMA)
Minimum Denomination	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP / ISIN / Common Code	459200 HY0 / XS1143163183 / 114316318

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at (888) 603-5847, Credit Suisse Securities (Europe) Limited at (800) 221-1037, Deutsche Bank AG, London Branch at (800) 503-4611 or The Royal Bank of Scotland plc at (866) 884-2071.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by International Business Machines Corporation on November 19, 2014 relating to its Prospectus dated July 26, 2013.